Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related joint consent statement/proxy statement/prospectus of The Williams Companies, Inc. (“Williams”) and Williams Partners L.P. for the registration of 387,274,623 shares of William’s common stock and to the incorporation by reference therein of our report dated February 22, 2018, except as it relates to the changes due to the application of Accounting Standards Updates 2017-07 and 2016-15 described under the Accounting standards issued and adopted heading in Note 1, and the other matters disclosed in Note 19, as to which the date is May 3, 2018, with respect to the consolidated financial statements and schedules of Williams included in its Current Report on Form 8-K dated May 3, 2018, and our report dated February 22, 2018, with respect to the effectiveness of internal control over financial reporting of Williams, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

May 29, 2018